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                                                                      EXHIBIT 12
               RATIO OF EARNINGS TO FIXED CHARGES



                                                                             Six Months Ended
                                                                                  June 30,
                                                                           --------------------
                                                                             2002         2003
                                                                           -------      -------
Income (loss) from continuing operations .............................     $(3,654)     $ 1,300
Add fixed charges:
Interest costs including amortization of debt issuance cost ..........       7,057        6,858
                                                                           -------      -------
    Earnings (loss) before fixed charges .............................       3,403        8,158
Fixed charges:
    Interest expense including amortization of debt issuance costs ...       7,057        6,858
                                                                           -------      -------
Earnings (deficiency) to cover fixed charges .........................      (3,654)       1,300
                                                                           =======      =======
Ratio of earnings to fixed charges ...................................          --         0.19
                                                                           =======      =======